Exhibit 99.1

NEWS RELEASE

Contacts:
Gastar Exploration Ltd.
Michael A. Gerlich, Chief Financial Officer
713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&L: 713-529-6600
lelliott@drg-l.com / apearson@drg-l.com

GASTAR EXPLORATION LTD. REPORTS
THIRD QUARTER 2011 RESULTS

HOUSTON, November 3, 2011 – Gastar Exploration Ltd. (NYSE Amex: GST) (“Gastar”) today reported financial and operating results for the three- and nine-month periods ended September 30, 2011.

Net income attributable to Gastar’s common shareholders for the third quarter of 2011 was $1.0 million, or $0.02 per diluted share.  This compares to a net loss of $16.4 million, or $0.33 per share, for the third quarter of 2010.  Excluding the impact of an unrealized natural gas hedging gain of $2.4 million, adjusted net loss attributable to common shareholders was $1.4 million, or $0.02 per share, for the third quarter of 2011.  Excluding the impact of an unrealized natural gas hedging gain of $5.5 million, litigation settlement expense of $21.2 million and other special items, adjusted net loss for the third quarter of 2010 was $776,000, or $0.02 per share.  (See the accompanying reconciliation of net income (loss) per common share and earnings per share to these non-GAAP financial measures at the end of this news release.)

Our net cash flow used in operations for the third quarter of 2011 was $0.2 million compared to net cash flow provided by operations of $3.3 million for the third quarter of 2010.  Net cash flow from operations for the first nine months of 2011 was $7.5 million, versus $8.5 million for the first nine months of 2010. Our cash flow from operations before working capital changes and as adjusted for special items for the third quarter of 2011 was $2.8 million versus $2.6 million in the third quarter of 2010, and $10.3 million for the first nine months of 2011 versus $6.9 million for the same period last year.  (See the accompanying reconciliation of cash flow before working capital changes and special items to these non-GAAP financial measures at the end of this news release.)

Natural gas and oil revenues increased 11% to $9.6 million in the third quarter of 2011, up from $8.7 million in the third quarter of 2010.  The increase in revenues was the result of a 20% increase in realized commodity prices, partially offset by an 8% decrease in volumes.  Average daily production was 20.9 million cubic feet of natural gas equivalent (MMcfe) for the third quarter, compared to 22.6 MMcfe per day for the same period in 2010.  The decrease in production volumes was the result of natural declines from our natural gas wells in East Texas and Wyoming, partially offset by higher Marcellus Shale sales in the third quarter, but which were negatively impacted by third-party pipeline issues that occurred late in the quarter (as described later in this news release).

During the third quarter of 2011, approximately 92% of our natural gas production was hedged.  The realized effect of hedging on natural gas sales was an increase of $2.4 million in revenues and resulted in an increase in total price received from $3.37 per thousand cubic feet (Mcf) to $4.69 per Mcf.  We continue to maintain an active hedging program covering a portion of our estimated future natural gas production.

Lease operating expense (LOE) was $2.4 million in the third quarter of 2011 compared to $1.5 million in the third quarter of 2010.  LOE per Mcf equivalent (Mcfe) of production increased to $1.23 from $0.74 in the third quarter of 2010, primarily due to higher ad valorem taxes of $0.12 per Mcfe, higher workover costs of $0.29 per Mcfe and lower production volumes in the third quarter of 2011.

Depreciation, depletion and amortization (DD&A) was $3.7 million in the third quarter of 2011, up from $2.7 million in the third quarter of 2010.  The DD&A rate for the third quarter of 2011 was $1.92 per Mcfe compared to $1.28 per Mcfe for the same period in 2010. The increase in the rate is primarily due to higher proved costs associated with recent East Texas wells drilled and additional allocation of undeveloped East Texas leasehold costs from unproved to proved properties based on recent drilling results.  Additionally, the third quarter 2010 DD&A rate was reduced by gathering system sales proceeds credited to proved property costs in the fourth quarter of 2009.

General and administrative (G&A) expense was $3.1 million in the third quarter of 2011, down from $3.8 million for the third quarter of 2010, and includes non-cash stock-based compensation expense of $760,000 for the third quarter of 2011 and $713,000 for the third quarter of 2010.   Excluding the non-cash stock-based compensation expense, cash G&A decreased 25%, or $789,000, to $2.3 million in the third quarter of 2011 compared to the third quarter of 2010 due to lower legal fees..

Operations Review and Update

Appalachia

In Marshall County, West Virginia, we currently have two drilling rigs working in our Marcellus West area.  By year-end 2011, we expect to have nine horizontal Marcellus wells on sales and 10 horizontal Marcellus wells drilled and awaiting completion.  All of our Marcellus Shale wells drilled in Marshall County are part of our joint venture with Atinum Partners Co, Ltd. (the “Atinum Joint Venture”). After all drilling and completion costs have been incurred, our working interest in these wells will range from 40% to 50%.

In mid-August 2011, we began producing the Wengerd 1H and 7H horizontal wells at an initial combined 30-day average gross sales rate of approximately 7.1 MMcf per day of natural gas, 176 barrels of condensate and 347 barrels of natural gas liquids (“NGLs”).  On September 23, 2011, the pipeline operator shut in the pipeline due to weather-related damage to the natural gas and condensate gathering system. While the pipeline was being repaired, we installed tubing into the two Wengerd wells that would enable us to improve NGLs and condensate recovery and returned them to production on October 21, 2011. Initially, production was restricted due to excessively high line pressures following the pipeline repair, but this matter was recently resolved.  The two wells’ most recent combined four day average gross sales rate is 8.1 MMcf per day of natural gas, 200 barrels of condensate per day and 490 barrels of NGLs per day.

Also in Marshall County, we have completed fracture stimulation operations on the Corley pad (four horizontal wells), with first sales anticipated in mid-November 2011.  Currently, we are commencing fracture stimulation operations on the three-well Simms pad with first production anticipated mid-December 2011.  As of September 30, 2011, drilling operations have been completed on the Hendrickson 1H, 2H and 4H wells, and we completed drilling operations on the Hendrickson 3H and 5H wells in late October 2011.  Fracture stimulation operations on all five Hendrickson wells are anticipated to commence in March 2012, and first sales are anticipated in the second quarter of 2012.  Currently, we have commenced drilling operations from the Hall pad (three wells) and the Burch Ridge pad (five wells), and we expect to commence drilling operations on the Accettolo pad (three wells) prior to year end.

On our Marcellus East position in Preston County, West Virginia, we have drilled one horizontal well to test this acreage, which is 100% owned by Gastar. In August 2011, we completed the Hickory Ridge 2H horizontal Marcellus well, a 2,500-foot lateral completed with a 10-stage fracture stimulation, and we are currently flowing back completion fluids.  First sales from the Hickory Ridge 2H are anticipated by year end.  Our focus for the remainder of 2011 and through 2012 in the Marcellus East acquisition area is to perform a 3-D seismic survey over a portion of the acreage, with no additional wells currently planned during that time frame.

In Butler County, Pennsylvania, Gastar and Atinum have been participating in seven wells with Rex Energy as operator.  Three wells are expected to be on sales by year-end, with the remaining four wells expected to go online in early 2012.

For the third quarter 2011, net production from the Appalachia area averaged approximately 2.9 MMcfe per day, compared to 0.4 MMcfe per day for the third quarter of 2010.

Capital expenditures net to Gastar for the third quarter of 2011 in Appalachia were $15.3 million after realization of approximately $9.0 million of joint venture drilling carry benefit during the quarter.

East Texas

In September we completed the Belin #3 well and encountered 60 net feet of potential lower Bossier pay in four separate sands.  Two lower formation zones were fracture stimulated, and production is currently averaging approximately 3.3 MMcf per day.  At a later date, we plan to complete additional Bossier formations uphole, including what is expected to be the most productive zone in the well.

In October we added two recompletion zones in the Wildman #5 well, which is currently producing 3.0 MMcf per day after comingling all producing zones.

In East Texas, third quarter 2011 net production from the Hilltop area averaged 16.6 MMcfe per day, down from 20.1 MMcfe per day in the third quarter of 2010.  The lower volumes were due to natural declines in field production that were not offset by incremental production from newly completed wells during the last 12 months.

Capital expenditures in East Texas were $4.2 million for the third quarter.

J. Russell Porter, Gastar's President and CEO, stated, “Our drilling operations are more active than at any time in Gastar’s history as we develop the liquids-rich area of the Marcellus Shale in Marshall County.  We have identified at least 96 well locations and expect to have drilled and completed more than half of these by year-end 2012.  As a result, we are looking forward to significant increases in our production throughout next year as we put these wells on sales.  Additionally, we expect to report significant reserve growth from Appalachia for year-end 2011 as well as solid growth in 2012.  For the remainder of this year in East Texas, we will continue to monitor the exploration activity of other operators that are currently testing potentially liquids-rich zones and horizontal development of the upper Bossier near our acreage for future opportunities.  But with the continuing slump in natural gas prices, we will maintain our drilling focus on the Marcellus Shale, where the high-value liquids component of our production offers strong economics,” Porter said.

Liquidity and Capital Budget

At September 30, 2011, we had cash and cash equivalents of $7.0 million and a net working capital deficit of approximately $26.7 million.  This includes $28.6 million of advances from non-operators, of which $8.9 million will be applied to Gastar’s net future share of costs pursuant to the carried interest provisions of the Atinum Joint Venture.

Availability under our revolving credit facility was $40.0 million at September 30, 2011.  In addition, our Atinum Joint Venture will provide a cash source for our Marcellus Shale development program by providing carried interest funding of up to $40.0 million, of which $23.9 million remained available to fund our share of future drilling and completion costs on joint venture wells at September 30, 2011.  This remaining unearned carry is anticipated to be realized by early first quarter 2012.

Capital expenditures for the remainder of 2011 are projected to be approximately $18.0 million, consisting of drilling, completion, infrastructure, lease acquisition and seismic costs of $13.1 million in Appalachia, $4.2 million in East Texas and an additional $0.7 million for capitalized interest and other costs.  We plan on funding these capital requirements through existing cash balances, internally generated cash flow from operations, borrowings under our revolving credit facility and possible continued at-the-market issuances of preferred equity securities by Gastar Exploration USA, Inc.

Conference Call

Gastar’s management team will hold a conference call at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Friday, November 4, 2011 to discuss these results.  To participate in the call, dial 480-629-9835 and ask for the Gastar conference call.  A replay will be available and will be accessible through November 11, 2011.  To access the replay, dial 303-590-3030 and enter the pass code 4478795#.

The call will also be webcast live over the Internet at www.gastar.com.  To listen to the live call on the Internet, please visit Gastar’s web site at least 10 minutes early to register and download any necessary audio software.  An archive will be available shortly after the call.  For more information, please contact Donna Washburn at DRG&L at 713-529-6600 or e-mail dmw@drg-l.com.

About Gastar

Gastar is an independent company engaged in the exploration, development and production of natural gas and oil in the United States.  Our principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on unconventional natural gas reserves, such as shale resource plays as well as prospective deep structures identified through seismic and other analytical techniques.  We are pursuing natural gas exploration in the Marcellus Shale in the Appalachia area of West Virginia and central and southwestern Pennsylvania and in the deep Bossier gas play in the Hilltop area of East Texas.  We also conduct limited coal bed methane development activities within the Powder River Basin of Wyoming and Montana.  For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risk inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

- Financial Tables Follow -

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
	(in thousands, except share and per share data)
REVENUES:
Natural gas	$8,613	$8,438	$25,184	$21,657
Oil	736	219	2,707	495
NGL	239	-	239	-
Total natural gas, oil and NGL revenues	9,588	8,657	28,130	22,152
Unrealized natural gas hedge gain	2,424	5,487	1,027	13,893
Total revenues	12,012	14,144	29,157	36,045

EXPENSES:
Production taxes	157	84	384	300
Lease operating expenses	2,363	1,549	5,945	5,206
Transportation, treating and gathering	1,128	1,165	3,354	3,508
Depreciation, depletion and amortization	3,694	2,673	10,797	6,068
Accretion of asset retirement obligation	138	101	392	292
General and administrative expense	3,100	3,842	8,576	11,618
Litigation settlement expense	-	21,150	-	21,150
Total expenses	10,580	30,564	29,448	48,142

INCOME (LOSS) FROM OPERATIONS	1,432	(16,420)	(291)	(12,097)

OTHER INCOM E (EXPENSE):
Interest expense	(24)	(22)	(87)	(120)
Investment income and other	2	3	7	1,343
Unrealized warrant derivative gain	-	2	-	205
Foreign transaction gain (loss)	(8)	14	(5)	349

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	1,402	(16,423)	(376)	(10,320)

Provision for income tax benefit	-	(12)	-	(804)

NET INCOME (LOSS)	1,402	(16,411)	(376)	(9,516)
Dividend on preferred stock attributable to non-controlling interest	388	-	419	-
NET INCOME (LOSS) ATTRIBUTABLE TO GASTAR EXPLORATION LTD.	$1,014	$(16,411)	$(795)	$(9,516)

NET INCOME (LOSS) PER COMMON SHARE ATTRIBUTABLE TO GASTAR EXPLORATION LTD. COMMON SHAREHOLDERS:
Basic	$0.02	$(0.33)	$(0.01)	$(0.19)
Diluted	$0.02	$(0.33)	$(0.01)	$(0.19)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	63,238,069	49,148,207	62,901,860	49,063,253
Diluted	63,842,098	49,148,207	62,901,860	49,063,253

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2011	2010
	(Unaudited)
	(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,968	$7,439
Accounts receivable, net of allowance for doubtful accounts of $555 and $571, respectively	8,233	4,034
Commodity derivative contracts	13,432	10,229
Prepaid expenses	378	1,191
Total current assets	29,011	22,893

PROPERTY, PLANT AND EQUIPMENT:
Natural gas and oil properties, full cost method of accounting:
Unproved properties, excluded from amortization	135,821	162,230
Proved properties	433,108	345,042
Total natural gas and oil properties	568,929	507,272
Furniture and equipment	1,521	1,175
Total property, plant and equipment	570,450	508,447
Accumulated depreciation, depletion and amortization	(304,129)	(293,332)
Total property, plant and equipment, net	266,321	215,115

OTHER ASSETS:
Restricted cash	50	50
Commodity derivative contracts	5,198	8,482
Deferred charges, net	327	508
Advances to operators and other assets	733	304
Total other assets	6,308	9,344
TOTAL ASSETS	$301,640	$247,352

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,541	$8,294
Revenue payable	4,922	4,331
Accrued interest	141	138
Accrued drilling and operating costs	3,919	1,490
Advances from non-operators	28,577	783
Commodity derivative contracts	2,036	1,991
Commodity derivative premium payable	4,424	3,451
Accrued litigation settlement liability	1,592	3,164
Other accrued liabilities	1,535	2,024
Total current liabilities	55,687	25,666

LONG-TERM LIABILITIES:
Long-term debt	10,000	-
Commodity derivative contracts	1,348	1,521
Commodity derivative premium payable	1,414	4,725
Accrued litigation settlement liability	-	800
Asset retirement obligation	8,127	7,249
Total long-term liabilities	20,889	14,295

Commitments and contingencies (Note 12)

SHAREHOLDERS' EQUITY:
Common stock, no par value; unlimited shares authorized; 64,697,430 and 64,179,115 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	316,346	316,346
Additional paid-in capital	24,767	23,200
Accumulated deficit	(132,950)	(132,155)
Total shareholders' equity	208,163	207,391
Non-controlling interest:
Preferred stock of subsidiary, aggregate liquidation preference $20,262 and $0 at September 30, 2011 and December 31, 2010, respectively	16,901	-
Total equity	225,064	207,391
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$301,640	$247,352

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended
	September 30,
	2011	2010
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(376)	$(9,516)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	10,797	6,068
Stock-based compensation	2,003	2,352
Unrealized natural gas hedge gain	(1,027)	(13,893)
Realized loss (gain) on derivative contracts	(1,303)	1,604
Amortization of deferred financing costs and debt discount	193	220
Accretion of asset retirement obligation	392	292
Unrealized warrant derivative gain	-	(205)
Dividend on preferred stock attributable to non-controlling interest	(419)	-
Accrued litigation settlement liability	-	21,150
Changes in operating assets and liabilities:
Accounts receivable	(4,199)	2,847
Commodity derivative contracts	(54)	1,232
Prepaid expenses	765	400
Accrued taxes payable	-	(1,420)
Accounts payable and accrued liabilities	774	(2,662)
Net cash provided by operating activities	7,546	8,469

CASH FLOWS FROM INVESTING ACTIVITIES:
Development and purchase of natural gas and oil properties	(58,672)	(43,588)
Advances to operators	(3,299)	-
Proceeds from sale of natural gas and oil properties	-	19,199
Proceeds from non-operators	27,794	(671)
Purchase of furniture and equipment	(346)	(165)
Purchase of term deposit	-	(4,855)
Net cash used in investing activities	(34,523)	(30,080)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	41,000	24,000
Repayment of revolving credit facility	(31,000)	-
Repayment of short-term loan	-	(17,000)
Proceeds from issuance of preferred stock, net of issuance costs	16,855	-
Deferred financing charges	(13)	(22)
Other	(336)	(296)
Net cash provided by financing activities	26,506	6,682

NET DECREASE IN CASH AND CASH EQUIVALENTS	(471)	(14,929)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	7,439	21,866
CASH AND CASH EQUIVALENTS, END OF PERIOD	$6,968	$6,937

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
PRODUCTION AND PRICES

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Production:
Natural gas (MMcf)	1,837	2,063	5,437	5,243
Oil (MBbl)	10	3	31	7
NGL (MBbl)	5	-	5	-
Total production (MMcfe)	1,921	2,082	5,649	5,285

Total (Mmcfe/d)	20.9	22.6	20.7	19.4

Average sales price per unit:
Natural gas per Mcf, excluding impact of realized hedging activities	$3.37	$3.39	$3.41	$3.74
Natural gas per Mcf, including impact of realized hedging activities	4.69	4.09	4.63	4.13
Oil per Bbl	77.64	68.47	87.91	70.59
NGL per Bbl	52.93	-	52.93	-

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management.  These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.  A reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in thousands, except share and per share data)
NET INCOME (LOSS) ATTRIBUTABLE TO GASTAR EXPLORATION LTD. AS REPORTED	$1,014	$(16,411)	$(795)	$(9,516)
SPECIAL ITEMS:
Litigation settlement expense	-	21,150	-	21,150
Unrealized natural gas hedge (gain) loss	(2,424)	(5,487)	(1,027)	(13,893)
Unrealized warrant derivative (gain) loss	-	(2)	-	(205)
Foreign transaction (gain) loss	8	(14)	5	(349)
Provision for income tax expense (benefit)	-	(12)	-	(804)

ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO GASTAR EXPLORATION LTD.	$(1,402)	$(776)	$(1,817)	$(3,617)

ADJUSTED NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO GASTAR EXPLORATION LTD. COMMON SHAREHOLDERS:
Basic	$(0.02)	$(0.02)	$(0.03)	$(0.07)
Diluted	$(0.02)	$(0.02)	$(0.03)	$(0.07)

WEIGHTED AVERAGE COM M ON SHARES OUTSTANDING:
Basic	63,238,069	49,148,207	62,901,860	49,063,253
Diluted	63,842,098	49,148,207	62,901,860	49,063,253

Reconciliation of Cash Flow from Operations Before Working Capital Changes and Special Items:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,402	$(16,411)	$(376)	$(9,516)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	3,694	2,673	10,797	6,068
Stock-based compensation	760	713	2,003	2,352
Unrealized natural gas hedge (gain) loss	(2,424)	(5,487)	(1,027)	(13,893)
Realized loss (gain) on derivative contracts	(432)	(159)	(1,303)	1,604
Amortization of deferred financing costs and debt discount	65	63	193	220
Accretion of asset retirement obligation	138	101	392	292
Unrealized warrant derivative gain	-	(2)	-	(205)
Dividend on preferred stock attributable to non-controlling interest	(388)	-	(419)	-
Litigation settlement payable	-	21,150	-	21,150
Cash flow from operations before working capital changes (1)	2,815	2,641	10,260	8,072
Foreign transaction gain	8	(14)	5	(349)
Provision for income tax expense (benefit)	-	(12)	-	(804)
Adjusted cash flow from operations for special items	$2,823	$2,615	$10,265	$6,919

(1)  Cash flow from operations before working capital changes represents cash flows from operating activities before changes in operating assets and liabilities.  We have reported cash flow from operations before working capital because we believe it is a measure commonly reported and widely used by investors as an indicator of a company’s operating performance.  Cash flow from operations before working capital changes is not a calculation based on U.S. GAAP and should not be considered an alternative to net income (loss) in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, which are disclosed in our statements of cash flows.  Investors should carefully consider the specific items included in our computation of cash flow from operations before working capital changes.  While we have disclosed our cash flow from operations before working capital to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that cash flow from operations before working capital changes as reported by us may not be comparable in all instances to cash flow from operations before working capital changes as reported by other companies.

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